SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                                FORM 8-K



                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of

                   the Securities Exchange Act of 1934



            Date of Report (Date of earliest event reported):

                               May 30, 1995



                         FOODBRANDS AMERICA, INC.
         (Exact name of registrant as specified in its charter)



     DELAWARE            0-20499             13-2535513
     (State or other          (Commission              (IRS
Employer
     Jurisdiction of               File Number)
Identification
     Incorporation)                          Number)


                     2601 N.W. Expressway, Suite 1000W
                       Oklahoma City, Oklahoma 73112
           (Address of principal executive office)  (Zip Code)


     Registrant's telephone number including area code (405)
879-5500

Item 5.   Other Events.

     On May 30, 1995, the Company sold the assets representing its Retail Division to Thorn
Apple Valley, Inc. for cash and the assumption of certain related liabilities pursuant to an agreement executed as of April 29, 1995. The net proceeds were used to retire approximately
$58.0 million of the Company's existing bank debt and to pay a portion of the expenses of the transaction (the "Disposition"). The agreement also includes a five year earnout of up to an additional $10 million upon achievement of certain incentive targets.

     As a result of the Disposition, the Company's revenue will be reduced by the division's sales, which were approximately $238 million in 1994. Return on sales at both the operating income and EBITDA levels are expected to increase significantly. Interest expense will be reduced as approximately $64 million of long-term debt has been removed from the balance sheet.
The Company expects to write off approximately $65 million of post bankruptcy intangibles associated with the Retail Division.

Item 7.   Financial Statements and Exhibits.

     (b)  Pro Forma Financial Information.

          Pro forma condensed consolidated statements of operation for the fiscal year ended
          December 31, 1994 and for the quarter ended April 1, 1995, and the pro forma condensed consolidated balance sheet as of April 1, 1995 were filed with the registrant's Current Report on Form 8-K on May 8, 1995 and are incorporated herein by reference.

     (c)  Exhibits.

          (2) First Amendment to Asset Purchase Agreement, dated as of May 26, 1995,
               By and Among Thorn Apple Valley, Inc. and
Foodbrands America, Inc.
               (successor by merger to Doskocil Companies
Incorporated) and Wilson
               Foods Corporation, Concordia Foods Corporation,
Dixie Foods Company
               and Shreveport Foods Company.

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   FOODBRANDS AMERICA, INC.


                                   By:

                                        William L. Brady
                                        Vice President and
                                        Controller

Date:     June 6, 1995

                               EXHIBIT INDEX


Exhibit
Number         Description                        Page No.

2.1            First Amendment to Asset Purchase
               Agreement, dated as of May 26, 1995, By
               and Among Thorn Apple Valley, Inc.
               and Foodbrands America, Inc. (successor by merger to Doskocil Companies
               Incorporated) and Wilson Foods
               Corporation, Concordia Foods Corporation,
               Dixie Foods Company and Shreveport Foods
               Company.